File pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-07147

PROSPECTUS

                            THE LEATHER FACTORY, INC.


                         350,000 Shares of Common Stock

                           ___________________________

This prospectus may be used only for the resale of up to 350,000 shares already issued or to be issued of our common stock, $0.0024 par value, by the selling stockholders listed in this prospectus under the section "Selling Stockholders". These shares include 200,000 shares held by some of these stockholders and 150,000 shares issued by us to affiliates of Westminster Securities Corporation and other persons upon exercise of warrants. The selling stockholders will receive all of the proceeds from the sale of these shares of common stock and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of these shares. We will pay the expenses incurred in registering the shares, including legal and accounting fees.

The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Our common stock is quoted on the American Stock Exchange under the symbol "TLF." On July 13, 2004, the last reported sale price for our common stock on the American Stock Exchange was $4.18 per share.

                          ____________________________

The securities offered involve a degree of risk. SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF MATERIAL RISKS YOU SHOULD CONSIDER BEFORE BUYING ANY SHARES OF OUR COMMON STOCK.

                          _____________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is November 17, 2004

                   TABLE OF CONTENTS

                                                 PAGE
                                                 ----

Summary                                             3

Risk Factors                                        4

Forward-Looking Statements                          6

Use of Proceeds                                     7

Selling Stockholders                                8

Plan of Distribution                               10

Legal Matters                                      12

Experts                                            13

Where You Can Find More Information                13

Incorporation of Certain Documents by Reference    13


You should rely only on the information we have provided or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

                                     SUMMARY

     This Summary highlights important features of this offering and the information included or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under the section titled "Risk Factors."

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, the selling stockholders may, from time to time, sell their shares of our common stock in one or more offerings. This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including any documents incorporated herein by reference, together with additional information described under the heading "Where You Can Find More Information."

     The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission's offices mentioned under the heading "Where You Can Find More Information."

     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and in any accompanying supplement to this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

THE LEATHER FACTORY, INC.

     We are a retailer and wholesale distributor of a broad line of leather and related products, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. We also manufacture leather lacing and kits. During 2003, our consolidated sales totaled $41.7 million of which approximately 6.6% were export sales. Our common stock trades on the American Stock Exchange under the symbol "TLF".

     At June 30, 2004, we operated 30 Leather Factory wholesale distribution centers and 32 Tandy Leather retail stores. We also own and operate Roberts, Cushman and Company, Inc., a manufacturer of custom hat trims.

     Our three segments can be summarized as shown below:

1. THE LEATHER FACTORY sells to a mixture of customers that include resellers, national accounts, institutional and retail customers and manufacturers. The Leather Factory's products are leather and related products, including leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. We have a chain of 30 outlet stores located in the United States and Canada.

2. TANDY LEATHER COMPANY sells primarily to retail customers through a chain of retail stores located in the United States. Products include quality tools, leather, accessories, kits and teaching materials. Tandy Leather is the oldest and best-known supplier of leather and related supplies used in the leathercraft industry. From its founding in 1919, Tandy has been the primary leathercraft resource worldwide. We acquired the assets of Tandy Leather in late 2000, and in early 2002, we initiated a plan to expand Tandy Leather by opening or acquiring retail stores. As of April 15, 2004, we have added 30 Tandy Leather retail stores located in the United States and Canada.

3. ROBERTS, CUSHMAN & COMPANY manufactures decorative hat trims that are sold directly to hat manufacturers and distributors. Its operations are not material to our financial results.

     Our growth, measured both by our net sales and net income, occurs as a result of the increase in the number of stores we operate and the increase from year to year of the sales in our existing stores. The following tables provide summary information concerning the additions of facilities for our Leather Factory wholesale centers and Tandy Leather retail stores in each of our fiscal years from 1999 to 2003.

                                                STORE COUNT
                             YEARS ENDED DECEMBER 31, 1999 THROUGH MAY 31, 2004
                             --------------------------------------------------

                     LEATHER FACTORY WHOLESALE CENTERS   TANDY LEATHER RETAIL STORES
                     ---------------------------------   ---------------------------
YEAR ENDED DEC. 31,   OPENED   CONVERSIONS(1)   TOTAL   OPENED (2)  CLOSED    TOTAL
--------------------  -------  --------------  -------  ----------  -------  --------
Balance Fwd                                        22      N/A         N/A      N/A
1999                        4         0            26      N/A         N/A      N/A
2000                        2         0            28       1*          0        1
2001                        2         0            30       0           0        1
2002                        1         1            30       14          1*       14
2003                        0         0            30       12          0        26
2004 (thru May 31)          0         0            30       6           0        32

_____________________
(1)  Leather Factory wholesale center converted to a Tandy Leather retail store.
(2) Includes conversions of Leather Factory wholesale centers to Tandy Leather retail stores.
(*) The Tandy Leather operation began as a central mail-order fulfillment center in 2000 that we closed in 2002.

Our company was founded in 1980 as Midas Leathercraft Tool Company, a Texas corporation. Midas' original business activity focused on the distribution of leathercraft tools. In addition, the founders of Midas entered into a consulting agreement with Brown Group, Inc., a major footwear retailer, as a result of their proposal to develop a multi-location chain of wholesale distribution centers known as "The Leather Factory." In 1985, Midas purchased the assets of The Leather Factory from Brown Shoe Group, which then consisted of six distribution centers.

In 1993, Midas changed its name to "The Leather Factory, Inc.", and then reincorporated in the state of Delaware in 1994.

Our expansion of the wholesale chain occurred via the opening of new centers as well as numerous acquisitions of small businesses in strategic geographic locations including the acquisition of our Canadian distributor, The Leather Factory of Canada, Ltd., in 1996. By 2000, we had grown to twenty-seven Leather Factory centers located in the United States and two Leather Factory centers in Canada. In November 2000, we acquired the operating assets of two subsidiaries of Tandycrafts, Inc. to form Tandy Leather Company. In 2002, we began opening retail stores under the "Tandy Leather" name.

     Our corporate headquarters are located at 3847 East Loop 820, South, Fort Worth, Texas 76119, and our telephone number is (817) 496-4414.

                                  RISK FACTORS

     Investing in our common stock involves some risk. You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus and incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our other filings with the SEC before deciding to purchase our common stock.

RISKS RELATED TO OUR BUSINESS

THE NEW TANDY LEATHER RETAIL STORES WE ARE OPENING OR ACQUIRING MAY NOT BE PROFITABLE.

If the new Tandy Leather stores are not profitable, the money spent to open or acquire these stores will not produce higher profits.

IF WE CANNOT FIND SUFFICIENT NEW LOCATIONS ON ACCEPTABLE TERMS, OUR TANDY LEATHER EXPANSION PLANS MAY NOT WORK.

Our plans to expand Tandy Leather require purchasing existing leathercraft stores or opening new stores that meet our budget. Because, in recent years, the expansion of Tandy Leather has produced much of the increase in our profits, disruption of this expansion would likely also slow or stop the growth of our profits.

OTHER RETAIL INITIATIVES MAY NOT BE SUCCESSFUL.

Also, both our Leather Factory and Tandy Leather segments depend on marketing efforts to support sales. Recently we conducted an advertising campaign at the Leather Factory that failed to generate anticipated sales. While we believe this was caused by a change in the format of our advertising, there can be no assurance that future advertising will be successful.

POLITICAL CONSIDERATIONS HERE AND ABROAD COULD DISRUPT OUR SOURCES OF SUPPLIES FROM ABROAD OR AFFECT THE PRICES WE PAY FOR GOODS. THESE CONSIDERATIONS INCLUDE TERRORISM, WAR IN THE MIDDLE EAST AND INCREASED BARRIERS TO IMPORTING GOODS, SUCH AS NEW TARIFFS.

We rely heavily on imported goods for the inventory we sell. If any of these events occurs and disrupts the flow of these goods to us, then we may not have sufficient inventory or our inventory costs are likely to be higher.

IF THE COSTS OF OUR RAW MATERIALS AND INVENTORY INCREASE, OUR PROFITS ARE LIKELY TO DECLINE.

IF OUR INVENTORY COSTS GO UP, THEN WE MAY NOT BE ABLE TO MAKE A SIMILAR INCREASE IN THE PRICES WE CHARGE FOR THE GOODS WE SELL. IN ADDITION TO POLITICAL CONSIDERATIONS, NORMAL PRICE FLUCTUATIONS OR LIVESTOCK DISEASES CAN AFFECT OUR INVENTORY COSTS.

THE RECENT RISE IN OIL AND NATURAL GAS PRICES MAY REDUCE OUR PROFITS.

Various fuels and chemicals used to manufacture leather and leathercrafts are derived from oil and natural gas. Also, the carriers who transport our goods rely on oil-based fuels to power their ships, trucks and trains. They are likely to pass their increased costs on to us. We may not able to increase our prices sufficiently to cover these increases.

THE RECENT SLUMP IN THE ECONOMY IN THE UNITED STATES, AS WELL AS ABROAD, MAY CAUSE OUR SALES TO DECREASE OR NOT TO INCREASE OR ADVERSELY AFFECT THE PRICES CHARGED FOR OUR PRODUCTS. THESE EVENTS WOULD DECREASE OUR PROFITS.

We believe that we sell more products and are more profitable when there is a strong economy in the United States and Canada. Recently, the world economy has shown signs of recovering from an economic slump. However, this recovery is not yet complete, and there can be no assurance that this recovery will continue. Continuation or worsening of the economic slump is likely to limit or decrease our profits.

Other factors could cause either fluctuations in buying patterns or possible negative trends in the craft and western retail markets. In addition, our customers may change their preferences to products other than ours, or they may not accept new products as we introduce them.

FINANCIAL RISKS

THE NUMBER OF SHARES OF OUR COMMON STOCK IN THE HANDS OF OUTSIDE INVESTORS IS LIMITED, AND THIS RESTRICTS THE VOLUME OF OUR COMMON STOCK THAT REGULARLY TRADES. AN INFLUX OF SHARES INTO THIS MARKET COULD CAUSE THE PRICE TO FALL UNEXPECTEDLY.

Our founders hold 52.2% of the total shares of our common stock. Their shares do not trade on the market and there are restrictions that prevent a large number of these shares from being sold without registering the sale with the Securities and Exchange Commission.

During the four weeks indicated, the weekly trading volume of our common stock on the American Stock Exchange was as shown below:

            WEEK                WEEKLY VOLUME
------------------------------  -------------

September 13-17, 2004                   8,600

September 20-24, 2004                 125,100

September 27 - October 1, 2004         19,600

October 4-8, 2004                      24,200

TAX OR INTEREST RATES MAY INCREASE. IN PARTICULAR, INTEREST RATES ARE LIKELY TO INCREASE AT SOME POINT FROM THEIR PRESENT LOW LEVELS. THESE INCREASES WILL INCREASE OUR COSTS OF BORROWING FUNDS AS NEEDED IN OUR BUSINESS.

In recent years, we have enjoyed a favorable environment of low interest rates and stable income tax rates. If either interest or tax rates increase, our net profits are likely to be affected. While we have steadily decreased our borrowings in recent years, it may become necessary to increase borrowings to fund our growth and operations. If we increase our borrowing, this may decrease our profits.

Likewise, any change in the commercial banking environment or in our ability to borrow money on favorable terms may affect us.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes or incorporates by reference forward-looking statements under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the words "anticipate", "believe", "estimate", "expect", "intend", "project", or other similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about us. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are found above under the caption "Risk Factors" and elsewhere in this prospectus and the documents incorporated by reference. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary from any future results, performance or achievements stated or suggested by these forward-looking statements. All forward-looking statements by us or persons acting on our behalf are qualified in their entirety by these cautionary statements.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus. Proceeds received by us in connection with the exercise of the warrants described below will be used for general corporate purposes. See "Selling Stockholders".


                      [THIS SPACE LEFT BLANK INTENTIONALLY]

                              SELLING STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of July 8, 2004. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Shares of common stock issuable pursuant to rights to acquire common stock within 60 days after August 20, 2004 are deemed outstanding for purposes of computing the ownership and percentage ownership of the person holding the right, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except when the authority is shared by spouses under applicable law.

-------------------------------------------------------------------------------------------------------------
                                             NUMBER OF SHARES               SHARES BENEFICIALLY OWNED
                                            BENEFICIALLY OWNED             AFTER OFFERING (ASSUMING ALL
                                           PRIOR TO THE OFFERING          SHARES BEING OFFERED ARE SOLD)
-------------------------------------------------------------------------------------------------------------
              NAME OF                                              SHARES
        SELLING STOCKHOLDER                NUMBER      PERCENT      BEING       NUMBER           PERCENT
                                                                   OFFERED
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Scott C. Bowman (1)(2)(3)                     4,000        *         4,000        0                  *
-------------------------------------------------------------------------------------------------------------
Andrew Chase (4)                              5,000        *         5,000        0                  *
-------------------------------------------------------------------------------------------------------------
The Chase Family Trust (1)(3)(5)(6)          70,800        *        70,800        0                  *
-------------------------------------------------------------------------------------------------------------
Jonathan B. Dangar (1)(2)(3)                 11,200        *        11,200        0                  *
-------------------------------------------------------------------------------------------------------------
Sanford E. Davis, Jr. (4)                    10,600        *        10,000       600                 *
-------------------------------------------------------------------------------------------------------------
Herbert Arnold and Leslie C. Duke (4)         5,000        *         5,000        0                  *
-------------------------------------------------------------------------------------------------------------
Robert N. and Gunilla H. Fink (4)             5,000        *         5,000        0                  *
-------------------------------------------------------------------------------------------------------------
Grinspan-Ernst PSP (4)(7)                     5,000        *         5,000        0                  *
-------------------------------------------------------------------------------------------------------------
Growth Properties, LLC (4)(8)                 5,000        *         5,000        0                  *
-------------------------------------------------------------------------------------------------------------
James C. Harper (1)(5)                       20,000        *        20,000        0                  *
-------------------------------------------------------------------------------------------------------------
Michael and Lyn Harvey (4)                    5,000        *         5,000        0                  *
-------------------------------------------------------------------------------------------------------------
James Wayne and Ruth C. Hill (4)             10,000        *        10,000        0                  *
-------------------------------------------------------------------------------------------------------------
Joseph J. Jillson (4)                        25,000        *        25,000        0                  *
-------------------------------------------------------------------------------------------------------------
Henry S. Krauss (1)(2)(3)(5)                  7,500        *         7,500        0                  *
-------------------------------------------------------------------------------------------------------------
Richard Louise (1)(2)(3)(5)                  14,000        *        14,000        0                  *
-------------------------------------------------------------------------------------------------------------
Daniel Luskind (1)(2)(3)(5)                   7,500        *         7,500        0                  *
-------------------------------------------------------------------------------------------------------------
Meadowbrook Opportunity Fund, LLC (4)(9)    130,000        *        65,000     65,000                *
-------------------------------------------------------------------------------------------------------------
Arthur J. Niebauer (1)(2)(3)(5)               7,500        *         7,500        0                  *
-------------------------------------------------------------------------------------------------------------
John O'Shea (1)(2)(3)(5)                      7,500        *         7,500        0                  *
-------------------------------------------------------------------------------------------------------------
Alexander Purdie, Jr. (4)                    10,000        *        10,000        0                  *
-------------------------------------------------------------------------------------------------------------
Allan C. and Lou Ann Purdie (4)               5,000        *         5,000        0                  *
-------------------------------------------------------------------------------------------------------------
Sems Diversified Value Fund LP (4)(10)       28,000        *        10,000     18,000                *
-------------------------------------------------------------------------------------------------------------
Ronald L. Warnken (4)                         5,000        *         5,000        0                  *
-------------------------------------------------------------------------------------------------------------
Frederick G. Wedell (4)                      25,000        *        25,000        0                  *
-------------------------------------------------------------------------------------------------------------
Harold E. Zell (4)                            5,000        *         5,000        0                  *
-------------------------------------------------------------------------------------------------------------

___________________________
*  Less  than  1.0%.

(1) Shares shown as held can be acquired upon exercise of warrants that are immediately exercisable. See below.

(2)The selling stockholder is an affiliate of Westminster Securities Corporation, a registered broker-dealer. This selling stockholder has indicated that it acquired or will acquire the common stock to be resold in the ordinary course of business and, at the time of purchase, it had or will have no agreements or understandings directly or indirectly with any person to distribute the common stock.

(3) Some or all of the shares shown may be acquired upon exercise of warrants to acquire 50,000 shares of our common stock upon payment of the $5.00 per share exercise price. We issued these warrants to Westminster on February 24, 2004, and these warrants may be exercised at any time during the five years after that date.

     Westminster transferred the warrants to the following persons who hold warrants to acquire the number of shares shown by their names: Scott C. Bowman (4,000 shares), The Chase Family Trust (20,800 shares), Jonathan B. Danger (11,200 shares), Henry S. Krauss (2,500 shares), Richard Louise (4,000 shares), Daniel Luskind (2,500 shares), Arthur J. Niebauer (2,500 shares) and John O'Shea (2,500 shares). See below.

(4) The selling stockholder acquired the shares being offered from The Schlinger Foundation as part of a group of transactions all completed on June 30, 2004. See below.

(5) Some or all of the shares shown may be acquired upon exercise of warrants to acquire 100,000 shares of our common stock upon payment of the $3.10 per share exercise price. We issued these warrants on February 12, 2003, and these warrants may be exercised at any time during the five years after that date. Westminster transferred the warrants to the following persons who hold these warrants to acquire the number of shares shown by their names: The Chase Family Trust (50,000 shares), James C. Harper (20,000 shares), Henry S. Krauss (5,000 shares), Richard Louise (10,000 shares), Daniel Luskind (5,000 shares), Arthur J. Niebauer (5,000 shares), and John O'Shea (5,000 shares). See below.

(6) Nancy A. Chase is trustee of the Chase Family Trust and has voting and investment power with respect to the shares shown. She is the spouse of an affiliate of Westminster, but she denies being an affiliate of that company.

(7) Samuel M. Grinspan has voting and investment power over the shares held by Grinspan-Ernst PSP.

(8) W. Kent Ward is the manager of Growth Properties, LLC and has voting and investment power over the shares held by it.

(9) Michael Ragins and Daniel Elekman have voting and investment power over the shares held by Meadowbrook Opportunity Fund LLC.

(10) Lloyd Sems has voting and investment power over 10,000 shares held by Sems Diversified Value Fund, LP. In addition, Mr. Sems personally owns 18,000 shares of our common stock.

MATERIAL RELATIONSHIPS AND TRANSACTIONS

     All shares of our common stock offered for resale were acquired in the transactions described below.

     On August 3, 2003, The Schlinger Foundation acquired 200,000 shares of our common stock pursuant to the exercise of a warrant that had been issued five years earlier. On May 12, 2004, we signed an agreement with The Schlinger Foundation and Westminster Securities Corporation in which Westminster agreed to seek purchasers of the 200,000 shares held by The Schlinger Foundation in a transaction that would be exempt from the registration requirements of the Securities Act of 1933. Westminster is a member firm of the New York Stock Exchange and a registered securities broker-dealer. In this agreement, we agreed to register the resale of the 200,000 shares by the purchasers from The Schlinger Foundation under the Securities Act of 1933. The sale of these shares was closed on June 30, 2004.

     On February 12, 2003, we entered into a Capital Markets Service Agreement with Westminster, along with a Financial Advisor's Warrant Agreement that provided for the issuance of warrants to purchase up to 100,000 shares of our common stock to affiliates of Westminster. These warrants provided for an exercise price of $3.10 per share and expired five years after their issuance.

     Following the expiration of the first Capital Markets Services Engagement Agreement, we entered into a second agreement with Westminster, dated February 24, 2004. The second agreement was also accompanied by the execution of another Financial Advisor's Warrant Agreement. This agreement provided for the issuance to Westminster of a warrant to purchase up to 50,000 shares of our common stock at an exercise price of $5.00 per share. The warrant provided for a five-year term.

     Both of the Financial Advisor's Warrant Agreements we signed with Westminster provide registration rights to the holders of our common stock issued when those warrants are exercised. Also, those agreements provide that we will indemnify the selling stockholders who register their shares from liabilities that might arise in connection with this offering.

     None of the selling stockholders is a registered securities broker-dealer.

                              PLAN OF DISTRIBUTION

     We are registering for resale 350,000 shares of common stock under this prospectus on behalf of the selling stockholders. All or a portion of the shares offered by the selling stockholders may be delivered and/or sold in transactions on the American Stock Exchange, on the over-the-counter market, in privately-negotiated transactions, or a combination of these methods. Sales will be at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices.

     The selling stockholders may sell their shares to or through one or more broker-dealers, and these broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders. Westminster may be deemed an "underwriter" within the meaning of the Securities Act. We believe that some selling stockholders are likely to effect resales of our common stock through Westminster.

     Any broker-dealer participating in these transactions as an agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such shares, from the purchaser). Broker-dealers may agree with the selling stockholders to sell a number of shares at a stipulated price per share, and, to purchase as principal any unsold shares at the agreed price. Broker-dealers who acquire shares as a principal may later resell those shares from time to time in transactions as described above. These sales may involve crosses, block transactions, and sales to or through broker-dealers. In connection with resales, broker-dealers may pay to or receive commissions from the purchasers of the shares.

     When required under the Securities Act, a supplemental prospectus will be filed, disclosing:

     -    the name of any broker-dealers;

     -    the number of shares involved;

     -    the price at which the shares are to be sold;

     - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

     - that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

     -    other facts material to the transaction.

     The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Securities Exchange Act of 1934. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholder or other persons or entities. Furthermore, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of the distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares. To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.

     The selling stockholders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The common stock may be sold in one or more transactions at:

     -    fixed prices;

     -    prevailing market prices at the time of sale;

     -    prices related to the prevailing market prices;

     -    varying prices determined at the time of sale; or

     -    negotiated prices.

These sales may be effected in transactions:

     - on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the American Stock Exchange;

     -    in the over-the-counter market;

     -    off of these markets in other places;

     - through the writing of options, whether the options are listed on an options exchange or otherwise; or

     -    through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

     In connection with the sale of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the common stock short and deliver these securities to close out short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them hereby will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

     Broker-dealers or agents that participate in the sale of the common stock may be deemed to be "underwriters" under the Securities Act. Selling stockholders that participate in the sale of the common stock may also be deemed to be "underwriters" under the Securities Act. Profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any broker-dealers or agents may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be "underwriters" under the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholders may be deemed to be "underwriters," they may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act.

     A selling stockholder may decide not to sell any common stock described in this prospectus. We cannot assure holders that any selling stockholder will use this prospectus to sell any or all of the common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under those rules rather than pursuant to this prospectus. In addition, a selling stockholder may transfer, devise or gift the common stock by other means not described in this prospectus.

     If required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

     -    the specific common stock to be offered and sold;

     -    the names of the selling stockholders;

     - the respective purchase prices and public offering prices and other material terms of the offering;

     -    the names of any participating agents, broker-dealers or underwriters;
          and

     - any applicable commissions, discounts, concessions and other items constituting compensation from the selling stockholders.

     As described above, we have signed agreements for the benefit of holders of our common stock to register their shares under applicable federal and state securities laws under certain circumstances and at certain times. See "Selling Stockholders". In certain instances, these agreements provide that the selling stockholders and the Leather Factory will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses related to the registration of the shares of our common stock for resale to the public, but each selling stockholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered here will be passed upon for the Leather Factory by Patrick A. Reardon, Attorney-at-Law, Fort Worth, Texas. Mr. Reardon's wife holds 1,700 shares of our common stock as her separate property. Other legal matters may be passed upon for any agents or underwriters by counsel for those agents or underwriters identified in the applicable prospectus supplement.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the years ended December 31, 2003 have been incorporated based on the report of Weaver & Tidwell, LLP, and Hein + Associates LLP, independent accountants, given on the authority of these firms as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. You may read and copy any documents we have filed with the SEC at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov and at our web site at http://www.leatherfactory.com. Information contained in our web site is not part of this prospectus.

     This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits some information contained in the registration statement. We have also filed exhibits with the registration statement that are not included in this prospectus, and you should refer to the applicable exhibit for a complete description of any statement referring to any contract or other document. A copy of the registration statement, including the exhibits, may be inspected without charge at the Public Reference Room of the SEC described above, and copies of this material may be obtained from the office upon payment of the fees prescribed by the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents below that we have previously filed with the SEC:

     - Our Annual Report on Form 10-K (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 2004 Annual Meeting of Stockholders)

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

     - Our Current Reports on Form 8-K filed on March 9, 2004, April 28, 2004, April 29, 2004, July 14, 2004, August 6, 2004, September 7,
          2004, November 5, 2004 and November 9, 2004.

     - The description of our common stock and the associated rights, contained in our registration statement on Form 8-2 filed on August 16, 1994, as updated by our current report on Form 8-K filed on July 14, 2004, updating and fully restating the description of our capital stock.

     - All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering.

     All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the common stock under this prospectus shall also be deemed to be incorporated in this prospectus by reference.

     You may obtain copies of these documents from us without charge (other than exhibits to these documents, unless those exhibits are specifically incorporated by reference into the documents) by writing to us at The Leather Factory, Inc., Attn. Chief Financial Officer, 3847 East Loop 820 South, Fort Worth, Texas 76119 or calling us at (817) 496-4414.

                         350,000 SHARES OF COMMON STOCK

                            THE LEATHER FACTORY, INC.

                                   PROSPECTUS

     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any applicable supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. Neither this prospectus nor any applicable supplement to this prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the registered common stock to which it relates, nor does this prospectus or any supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make the offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate on any date subsequent to the date on the front of this prospectus or any supplement to this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any applicable supplement to this prospectus is delivered or securities are issued on a later date.